UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:	September 13, 2006
Date of earliest event reported:	September 13, 2006

Auriga Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-26013	84-1334687
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5555 Triangle Parkway, Suite 300 Norcross, Georgia		30092
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(678) 282-1600

N/A
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 13, 2006, Auriga Laboratories, Inc., a Delaware corporation (“Auriga”), and Laboratoires Carilene S.A.S., a French corporation (“Licensor”) entered into a Licensing and Supply Agreement (the “Agreement”) that sets forth the terms upon which Auriga has obtained an exclusive license (the “License”) from Licensor to market, sell, distribute, sublicense, exploit and market an oral artificial saliva (the “Product”) throughout the United States. The Product contains oxygenated triglycerides from corn oil that have lubricating and moisturizing properties. Pursuant to the Agreement, Licensor has agreed to supply Auriga with all of its requirements for the Product, and Auriga has agreed to buy such requirements exclusively from Licensor.

The closing of the transactions contemplated by the Agreement took place on September 13, 2006. The purchase price paid by Auriga for the Product consisted of the following:

(a)	$250,000 payable upon launch of the Product;

(b)	$500,000 payable 90 days following launch of the Product;

(c)
$750,000 payable in cash or Auriga common stock, as determined in the sole discretion of Licensor, upon the earlier of twelve months after the launch of the Product or Auriga generating total Product sales of $5.0 million,; and

(d)	approximately 5% of net sales by Auriga of the Product.

In order to maintain exclusive rights to the Product, Auriga must purchase specified minimum amounts of the Product. The Agreement provides for a termination of the License upon the expiration of the patent covering the technology practiced by the Product for so long as Auriga meets certain minimum purchase requirements.

The Agreement provides Auriga with a right of first refusal to distribute and sell all of Licensor’s products in the United States and its territories and possessions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Auriga Laboratories, Inc.

September 13, 2006	By:	/s/ Philip S. Pesin
Name: Philip S. Pesin
Title: Chief Executive Officer